Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2014 in the Registration Statement (Form S-1) and related Prospectus of CommScope Holding Company, Inc. dated March 11, 2014, for the registration of its common stock.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 11, 2014